U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

    Hoyle                            David                 W.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

    316 S. Marietta Street
--------------------------------------------------------------------------------
                                    (Street)

    Gastonia                        NC                   28052
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


     The Shaw Group Inc. (SGR)
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year


     01/31/02
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D)or     Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Response)                      (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                       10.
                                                                                                        9.           Owner-
                                                                                                        Number       ship
                                                                                                        of           Form
                  2.                                                                                    Deriv-       of
                  Conver-                    5.                              7.                         ative        Deriv-   11.
                  sion                       Number of                       Title and Amount           Secur-       ative    Nature
                  or                         Derivative    6.                of Underlying     8.       ities        Secur-   of
                  Exer-             4.       Securities    Date              Securities        Price    Bene-        ity:     In-
                  cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially     Direct   direct
                  Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned        (D) or   Bene-
1.                of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End       In-      ficial
Title of          Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of           direct   Owner-
Derivative        ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month        (I)      ship
Security          Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.      (Instr. (Instr.
(Instr. 3)        ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)            4)       4)
------------------------------------------------------------------------------------------------------------------------------------

Non-Employee      $20.46  1/25/02   A   V    1,500        1/25/03  1/25/12   Common    1,500            1             D
------------------------------------------------------------------------------------------------------------------------------------
 Director Stock
------------------------------------------------------------------------------------------------------------------------------------
 Option
------------------------------------------------------------------------------------------------------------------------------------
 (Right to Buy)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:

* Annual grant of stock options automatically awarded to Mr. Hoyle upon his re-election to the Company's Board of Directors on January 25, 2002 pursuant to the Company's 1996 Non-Employee Director Stock Option Plan.


/s/ David W. Hoyle                                       February 6, 2002
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


                                                                          Page 2